Exhibit 10.1

SECOND AMENDMENT
TO THE
MOOG INC.
MANAGEMENT SHORT TERM INCENTIVE PLAN
(Effective as of September 29, 2017)

WHEREAS, Moog Inc. (the “Company”) maintains the Moog Inc. Management Short Term Incentive Plan (the “Plan”); and
WHEREAS, the Company reserved the right to amend the Plan at any time; and
WHEREAS, the Company wishes to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is amended, effective as of November 3, 2020, and applicable to any payments made under the Plan after this Amendment’s effective date, as follows:

1.The Plan is amended to add the following provisions at the end of the section entitled “General”:

Notwithstanding the formula described below for determining the amount of Bonus payable, the determination to make a payment under the Plan and, if made, its allocation, are discretionary. The Committee with respect to executive officers and the Chief Executive Officer with respect to all other eligible employees may make to the extent it or he deemed appropriate in view of events occurring during the Plan Year an increase or a decrease to any Bonus amount otherwise payable based on the formula described below; provided, however, that any increase shall not result in a Bonus payable exceeding the established annual cap.

2. In all other respects, the Plan remains unchanged.

3. Any capitalized terms not otherwise defined in this Second Amendment have the meaning set forth in the Plan.

IN WITNESS HEREOF, the Company, through is duly authorized officer and at the direction of the Committee, adopts this Second Amendment as of the effective date set forth above.

MOOG INC.
By: /s/ Paul Wilkinson
Title: Chief Human Resources Officer